MUNIHOLDINGS INSURED FUND, INC.

FILE # 811-8707

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/2/2005	Arkansas Development Finance Authority 5% 11/1/25	40,110,000	2,135,000	Stephens Inc Crews & Associates Morgan Keegan & Co.
12/12/2005	Puerto Rico Municipal Finance Agency 5.25% 8/1/24	730,835,000	1,180,000	Banc of America Morgan Stanley Ramirez & Co Citigroup Goldman Sachs JP Morgan Lehman Brothers Merrill Lynch Raymond James Wachovia Bank
3/10/2006	Long Island Power Authority	950,000,000	1,560,000

A.G. Edwards

Citigroup Global Mkts

David Lerner Associates

First Albany Capital

Jackson Securities

J.P. Morgan

KeyBanc Capital Mkts

LaSalle Financial

Merrill Lynch

M.R. Beal & Co.

Prager, Sealy * Co.

Ramirez & Co.

Raymond James

RBC Capital

Roosevelt & Cross

Siebert Brandford Shank

Wachovia Bank